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                                                              EXHIBIT NUMBER 5.1

                     [RUTTER, HOBBS & DAVIDOFF INCORPORATED]

                                 August 26, 2002

Advanced Biotherapy, Inc.
6355 Topanga Canyon Boulevard
Woodland Hills, California 91367

Gentlemen:

      We are counsel for Advanced Biotherapy, Inc., a Delaware corporation (the "Company"), and are acting as such in connection with the filing of a registration statement on Form SB-2 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 21,794,516 shares of the Company's common stock, par value $.001 per share ("Common Stock"), that may be issued in connection with the conversion of the Company's 2002 Subordinated Convertible Pay-In-Kind Notes Due September 30, 2004 and the Company's Subordinated Convertible Pay-In-Kind Notes Due June 1, 2006 (together, "Convertible Notes") presently outstanding or which hereafter may be issued by the Company as interest payments (in lieu of cash payments)[, and with respect to an additional 239,400 shares issuable upon exercise of certain warrants ("Warrants") granted by the Company] (all 22,033,916 shares covered by the Registration Statement referred to herein as "Shares").

      We have examined and considered all such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth below. In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified to our satisfaction such additional facts as we deem necessary or appropriate for the purposes of this opinion. We have assumed, with your permission, that the holders of the Convertible Notes validly exercise their respective conversion rights to acquire Shares in accordance with the terms thereof [and that the holders of the Warrants validly exercise their respective purchase rights to acquire Shares in accordance with the terms thereof]. We call your attention to the fact that our opinion is limited to facts as they exist on the date hereof, and we disclaim any undertakings to advise you of changes which hereafter may be brought to our attention.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon due conversion and due exercise, as applicable, will be validly issued and non-assessable.

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      Members of our firm are admitted to the practice of law in the State of
California and we express no opinions as to the laws of any jurisdiction other than the laws of the State of California and the General Corporation Law of the State of Delaware. We hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Rutter, Hobbs & Davidoff Incorporated

                                RUTTER, HOBBS & DAVIDOFF
                                INCORPORATED